Exhibit 99.1

Goldman Sachs BDC, Inc. Reports March 31, 2020 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – May 11, 2020

NEW YORK —   (BUSINESS WIRE) —   Goldman Sachs BDC, Inc. (“GSBD” or the “Company”) (NYSE: GSBD) today reported financial results for the first quarter ended March 31, 2020 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•	Net investment income for the quarter ended March 31, 2020 was $0.45 per share, equating to an annualized net investment income yield on book value of 12.2%;

•	The Company announced a second quarter dividend of $0.45 per share payable to shareholders of record as of June 30, 2020;[1]

•

Net asset value per share for the quarter ended March 31, 2020 decreased to $14.72 as compared to $16.75 as of December 31, 2019, primarily reflecting credit spread widening resulting from the COVID-19 pandemic;

•

As of March 31, 2020, the Company had investments in 107 portfolio companies. All but one of our portfolio companies made their expected interest payments during the quarter. The Company’s investments on non-accrual status declined from 1.0% at fair value as of December 31, 2019 to 0.1% at fair value as of March 31, 2020, primarily due to the realization of the Company’s original investment in MPI Products LLC which was previously on non-accrual status;

•

During the quarter, the Company favorably amended its senior secured revolving credit facility agreement (the “Secured Revolving Credit Facility”) to reduce the stated interest rate from LIBOR plus 2.00% to LIBOR plus 1.875%, and to extend the final maturity date from February 21, 2023 to February 25, 2025; [2]

•

On February 10, 2020, the Company closed a public offering of $360.0 million aggregate principal amount of unsecured notes due 2025 (the “Notes”). The Notes bear interest at a fixed rate of 3.75%. The proceeds from the sale of Notes were used to partially repay the Secured Revolving Credit Facility. As a result of the sale of the Notes and partial repayment of the Secured Revolving Credit Facility, the Company’s funding mix at the end of the quarter was weighted toward unsecured debt with 56% of approximately $917.8 million of debt outstanding as of March 31, 2020 in unsecured obligations and 44% in secured obligations.

•

The Company does not have any debt scheduled to mature in the near term. The next scheduled maturity is for the Company’s $155.0 million of unsecured convertible notes due in 2022. As of March 31, 2020, the Company had $392.3 million of availability under the Secured Revolving Credit Facility;

•	The Company was in compliance with all financial covenants under its debt obligations as of March 31, 2020 and continues to be in compliance through the present date;

•

The Company had significant liquidity as of March 31, 2020, with $86.4 million of cash and cash equivalents on its balance sheet and approximately $392.3 million of availability under the Secured Revolving Credit Facility. Unfunded investment commitments were approximately $61.3 million. There have been no material changes in the Company’s liquidity subsequent to quarter end and through the present date;

•

Subsequent to quarter-end, Moody’s reaffirmed the Company’s investment grade (IG) rating of Baa3 and stable outlook. In addition, Fitch affirmed the Company’s IG rating of BBB- and revised the rating outlook to negative from stable.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of March 31, 2020	As of December 31, 2019
Investment portfolio, at fair value[3]	$1,422.7	$1,454.3
Total debt outstanding[4]	$917.8	$773.4
Net assets	$594.9	$676.1
Net asset value per share	$14.72	$16.75

	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019
Total investment income	$32.0	$35.5
Net investment income after taxes	$18.2	$19.4
Net increase in net assets resulting from operations	$(63.8)	$8.9
Net investment income per share (basic and diluted)	$0.45	$0.48
Earnings (loss) per share (basic and diluted)	$(1.58)	$0.22
Regular distribution per share	$0.45	$0.45

INVESTMENT ACTIVITY3

During the three months ended March 31, 2020, new investment commitments and fundings were $81.8 million and $95.6 million, respectively, including net fundings of $20.5 million in unfunded prior commitments. The new investment commitments were across four new portfolio companies and three existing portfolio companies. New investment commitments were comprised of 99% first lien debt investments. The Company had sales and repayments of $46.6 million primarily driven by the full repayment of investments in three portfolio companies.

Summary of Investment Activity for the three months ended March 31, 2020:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$80.7	98.7%	$46.6	99.9%
1st Lien/Last-Out Unitranche	—	—	0.0	0.1
2nd Lien/Senior Secured Debt	1.1	1.3	—	—
Unsecured Debt	—	—	—	—
Preferred Stock	—	—	—	—
Common Stock	—	—	—	—

Total	$81.8	100.0%	$46.6	100.0%

PORTFOLIO SUMMARY3

As of March 31, 2020, the Company’s investment portfolio had an aggregate fair value of $1,422.7 million, comprised of investments in 107 portfolio companies operating across 38 different industries. The investment portfolio on a fair value basis was comprised of 92.0% in senior secured debt investments (77.9% in first lien debt (including 2.4% in first lien/last-out unitranche debt) and 14.1% in second lien debt), 0.5% in unsecured debt, 3.8% in preferred stock and 3.7% in common stock.

Summary of Investment Portfolio as of March 31, 2020:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$1,074.5	75.5%
1st Lien/Last-Out Unitranche	34.2	2.4%
2nd Lien/Senior Secured Debt	200.8	14.1%
Unsecured Debt	7.4	0.5%
Preferred Stock	53.8	3.8%
Common Stock	52.0	3.7%

Total	$1,422.7	100.0%

As of March 31, 2020, the weighted average yield measured at amortized cost and fair value was 7.7% and 9.9%, as compared to 8.2% and 8.9%, as of December 31, 2019. The weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 8.5% and 10.7%, respectively, versus 9.0% and 9.6%, respectively, as of December 31, 2019. The decline in yields during the quarter was primarily attributable to the decline in LIBOR.5

As of March 31, 2020, 98.5% of the Company’s debt investments on a fair value basis bore interest at a floating rate.6

As of March 31, 2020, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.6x versus 5.7x as of December 31, 2019. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.6x versus 2.4x as of December 31, 2019. The median EBITDA of the portfolio companies was $37.8 million as of March 31, 2020 versus $37.6 million as of December 31, 2019.7

As of March 31, 2020, investments on non-accrual status represented 0.1% and 0.9% of the total investment portfolio at fair value and amortized cost, respectively.

RESULTS OF OPERATIONS

Total investment income for the three months ended March 31, 2020 and December 31, 2019 was $32.0 million and $35.5 million, respectively. The decrease in investment income was primarily driven by a decrease in prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts and exit fees on certain investments. The $32.0 million of total investment income was comprised of $31.3 million from interest income, original issue discount accretion, payment-in-kind income and dividend income, $0.4 million from prepayment-related income and $0.3 million from other income.8

Net expenses before taxes for the three months ended March 31, 2020 and December 31, 2019 were $13.4 million and $15.6 million, respectively. The $2.2 million decrease in expenses was primarily driven by the absence of incentive fees this quarter due to the mark down of the portfolio. The $13.4 million of net expenses before taxes were comprised of $8.9 million of interest and other debt expenses, $3.0 million of management fees, and $1.5 million of other operating expenses.

Net investment income after taxes for the three months ended March 31, 2020 was $18.2 million, or $0.45 per share, as compared with $19.4 million, or $0.48 per share for the three months ended December 31, 2019.

During the three months ended March 31, 2020, the Company had net realized and unrealized gains (losses) of $(82.1) million.

Net increase in net assets resulting from operations for the three months ended March 31, 2020 was $(63.8) million, or $(1.58) per share.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2020, the Company had $917.8 million of total principal amount of debt outstanding, comprised of $402.8 million of outstanding borrowings under its Secured Revolving Credit Facility, $155.0 million of convertible notes and $360.0 million of unsecured notes. The combined weighted average interest rate on debt outstanding was 3.80% for the three months ended March 31, 2020. As of March 31, 2020, the Company had $392.3 million of availability under its Secured Revolving Credit Facility and $86.4 million in cash and cash equivalents.4,9

The Company’s ending net debt to equity leverage ratio was 1.40x as of March 31, 2020, as compared to 1.13x as of December 31, 2019.10

CONFERENCE CALL

The Company will host an earnings conference call on Tuesday, May 12, 2020 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 5170749. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on May 12, 2020 through June 12, 2020. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 5170749. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at

gsbdc-investor-relations@gs.com.

ENDNOTES

[1]	The $0.45 per share dividend is payable on July 15, 2020 to stockholders of record as of June 30, 2020.
[2]	LIBOR: London Interbank Offered Rate.
[3]

The discussion of the investment portfolio of the Company excludes its investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of March 31, 2020, the Company’s investment in the money market fund was $64.3 million.

[4]	Total debt outstanding excludes netting of debt issuance costs of $9.7 million and $3.7 million, respectively, as of March 31, 2020 and December 31, 2019.
[5]

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan.

[6]

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing stock investments and excludes investments, if any, placed on non-accrual.

[7]

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of March 31, 2020 and December 31, 2019, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 29.2% and 25.1%, respectively, of total debt investments at fair value. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

[8]

Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

[9]

The Company’s Secured Revolving Credit Facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of March 31, 2020. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

[10]	The ending net debt to equity leverage ratio excludes unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	March 31, 2020 (Unaudited)	December 31, 2019
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,382,391 and $1,338,268)	$1,269,212	$1,298,133
Non-controlled affiliated investments (cost of $83,509 and $83,460)	86,422	82,580
Controlled affiliated investments (cost of $85,092 and $88,119)	67,113	73,539
Investments in affiliated money market fund (cost of $64,306 and $0)	64,306	—
Cash	22,047	9,409
Receivable for investments sold	6,648	93
Unrealized appreciation on foreign currency forward contracts	114	32
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	6,583	5,702
Deferred financing costs	8,950	4,427
Deferred offering costs	—	276
Other assets	2,079	1,084

Total assets	$1,533,474	$1,475,275

Liabilities
Debt (net of debt issuance costs of $9,726 and $3,680)	$908,071	$769,727
Interest and other debt expenses payable	7,203	2,304
Management fees payable	3,006	3,653
Incentive fees payable	—	1,850
Distribution payable	18,181	18,165
Directors’ fees payable	139	—
Accrued offering costs	—	28
Accrued expenses and other liabilities	2,015	3,423

Total liabilities	$938,615	$799,150

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,401,637 and 40,367,071 shares issued and outstanding as of March 31, 2020 and December 31, 2019)	40	40
Paid-in capital in excess of par	778,827	778,132
Distributable earnings	(182,587)	(100,626)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$594,859	$676,125

TOTAL LIABILITIES AND NET ASSETS	$1,533,474	$1,475,275

Net asset value per share	$14.72	$16.75

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$29,515	$31,569
Payment-in-kind	614	302
Other income	247	651

Total investment income from non-controlled/non-affiliated investments	30,376	32,522
From non-controlled affiliated investments:
Interest income	665	618
Payment-in-kind	190	369
Dividend income	5	32
Other income	5	11

Total investment income from non-controlled affiliated investments	865	1,030
From controlled affiliated investments:
Payment-in-kind	426	535
Interest income	305	—
Dividend income	—	2,450

Total investment income from controlled affiliated investments	731	2,985

Total investment income	$31,972	$36,537

Expenses:
Interest and other debt expenses	$8,894	$8,453
Management fees	3,666	3,536
Incentive fees	—	493
Professional fees	714	642
Administration, custodian and transfer agent fees	241	240
Directors’ fees	139	113
Other expenses	372	336

Total expenses	$14,026	$13,813

Fee waiver	(660)	—

Net expenses	$13,366	$13,813

NET INVESTMENT INCOME BEFORE TAXES	$18,606	$22,724

Income tax expense, including excise tax	$427	$439

NET INVESTMENT INCOME AFTER TAXES	$18,179	$22,285

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(5,434)	$(24,722)
Controlled affiliated investments	(4,704)	—
Foreign currency forward contracts	28	18
Foreign currency transactions	5	(6)
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	(73,044)	7,206
Non-controlled affiliated investments	3,793	(2,756)
Controlled affiliated investments	(3,399)	(894)
Foreign currency forward contracts	82	78
Foreign currency translations	615	802

Net realized and unrealized gains (losses)	$(82,058)	$(20,274)

(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	99	204

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(63,780)	$2,215

Weighted average shares outstanding	40,396,319	40,261,057
Net investment income per share (basic and diluted)	$0.45	$0.55
Earnings (loss) per share (basic and diluted)	$(1.58)	$0.06

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of the Company and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Florina Mendez, 917-343-7823

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.